Medifast Announces Fourth Quarter and Full Year 2025 Financial Results

February 17, 2026
BALTIMORE--(BUSINESS WIRE)--Medifast (NYSE: MED), the health and wellness company known for its science-backed, coach-guided lifestyle system, today reported results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025
•Revenue of $75.1 million, with revenue per active earning coach of $4,664
•Independent active earning coaches of 16,100
•Net loss of $18.1 million, or $1.65 per diluted share ("EPS"), which includes the tax provision charge to establish a non-cash valuation allowance on the Company's deferred tax balance of $12.1 million (or $1.10 per diluted share)
•Cash, cash equivalents, and investment Securities of $167.3 million and no debt

Full Year 2025
•Revenue of $385.8 million
•Net loss of $18.7 million, or $1.70 per diluted share, which includes the tax provision charge to establish a non-cash valuation allowance on the Company's deferred tax balance of $12.1 million (or $1.10 per diluted share)

“As we enter 2026, Medifast is moving from defining its business transformation strategy to executing on a new path to growth, leading to profitability as we become wholly focused on optimal metabolic health,” said Dan Chard, Chairman and Chief Executive Officer of Medifast.

“In the fourth quarter, we saw coach productivity turn positive year-over-year for the first time since 2022, which has historically been a lead indicator of broader improvement. We also saw a significant increase in coach-led meetings, an indication our coach base is energized and dialed-in to the opportunities ahead. Our foundational work of the past two years has established a direction for future growth, and with these plans in place, we are reinstating annual guidance as we execute against the path we are on to become a metabolic health company.”

Fourth Quarter 2025 Results
Fourth quarter 2025 revenue decreased 36.9% to $75.1 million from $119.0 million for the fourth quarter of 2024 primarily driven by a decrease in the number of active earning coaches. The total number of active earning coaches decreased 40.6% to 16,100 compared to 27,100 for the fourth quarter of 2024. The decrease in the number of active earning coaches was driven by continued pressure with client acquisition reflecting broader challenges in the operating environment, including rapid adoption of GLP-1 medications for weight loss. The average revenue per active earning coach was $4,664, compared to $4,391 for the fourth quarter last year, an increase of 6.2% which was driven by greater alignment of the company's network of coaches, prioritizing productive coaches and efficient coach network structures.

Gross profit decreased 40.9% to $52.1 million from $88.2 million for the fourth quarter of 2024. The decrease in gross profit was primarily due to lower revenue. The company’s gross profit as a percentage of revenue was 69.4% compared to 74.1% in the fourth quarter of 2024. The decrease in gross profit as a percentage of revenue was primarily driven by the loss of leverage on fixed costs of 420 basis points and a one-time restructuring charge of 40 basis points.
Selling, general, and administrative expenses (“SG&A”) decreased 31.5% to $59.9 million compared to $87.5 million for the fourth quarter of 2024. The decrease in SG&A was primarily due to a $18.6 million decrease in coach compensation due to lower sales volumes and a decrease in the number of active earning coaches, a $5.8 million decrease in company-led marketing related expenses, and a $4.2 million decrease resulting from the realignment of the employee base to lower revenue levels, partially offset by a $1.9 million increase due to a one-time restructuring charge and a $1.6 million increase in coach events costs. As a percentage of revenue, SG&A increased 630 basis points year-over-year to 79.8% of revenue, as compared to 73.5% for the fourth quarter of 2024. The increase in SG&A as a percentage of revenue was primarily due to 370 basis points of loss of leverage on fixed costs, a 300 basis point increase for increased coach event costs, and a 250 basis point increase due to a one-time restructuring charge, partially offset by 440 basis points of reduced company-led marketing related expenses.
Loss from operations was $7.8 million compared to income from operations of $0.7 million in the prior year period. As a percentage of revenue, loss from operations was 10.4% for the fourth quarter of 2025 compared to income from operations of 0.6% in the prior-year period due to the factors described above impacting revenue and SG&A expenses.
Other income increased 151.1% to $1.4 million from $0.6 million for the fourth quarter of 2024. The increase in other income was primarily due to unrealized losses on the investment in LifeMD common stock in the prior period. The company sold its investment in LifeMD during the three months ended June 30, 2025.
The effective tax rate was negative 183.9% for the fourth quarter of 2025 compared to 37.3% in the prior-year period, primarily due to establishing a $12.1 million non-cash valuation allowance against the Company's deferred tax assets in the current period.

In the fourth quarter of 2025, net loss was $18.1 million, or $1.65 loss per diluted share, based on approximately 11.0 million shares of common stock outstanding. In the fourth quarter of 2024, net income was $0.8 million, or $0.07 per diluted share, based on approximately 10.9 million shares of common stock outstanding. The $12.1 million non-cash valuation allowance represents $1.10 of current period loss on a per share basis.

Full Year Fiscal 2025 Results
For the fiscal year ended December 31, 2025, revenue decreased 36.0% to $385.8 million compared to revenue of $602.5 million in 2024. Net loss for 2025 was $18.7 million, or $1.70 loss per diluted share, based on approximately 11.0 million shares outstanding. This compares to 2024 net income of $2.1 million, or $0.19 per diluted share, based on approximately 11.0 million shares outstanding. The $12.1 million non-cash valuation allowance represents $1.10 of current period loss on a per share basis.

Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with cash, cash equivalents, and investment securities of $167.3 million and no interest-bearing debt as of December 31, 2025, compared to $162.3 million in cash and cash equivalents and no debt at December 31, 2024. Working capital as defined as current assets less current liability as of December 31, 2025 was 158.7 million, compared to $150.2 million of working capital at December 31, 2024.
Outlook
The company expects first quarter 2026 revenue to be in the range of $65 million to $80 million and first quarter 2026 loss per share to range from $0.15 to $0.70. The company expects full year 2026 revenue to be in the range of $270 million to $300 million and full year 2026 loss per share to range from $1.55 to $2.75.
Conference Call Information
The conference call is scheduled for today, Tuesday, February 17, 2026 at 4:30 PM ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1749244&tp_key=cd37227dbd and will be archived online and available through May 17, 2026. In addition, listeners may dial (201) 389-0879 to join via telephone.

A telephonic playback will be available from February 17, 2026 at 7:30 PM ET through Tuesday, February 24, 2026 at 11:59 PM ET. Participants can dial (412) 317-6671 and enter passcode 13758136 to hear the playback.

About Medifast®:
Medifast (NYSE: MED) is the health and wellness company known for its science-backed, coach-guided lifestyle system. Designed to help address the challenges of metabolic dysfunction, the company’s holistic approach integrates personalized plans, scientifically developed products and a framework for habit creation — all supported by a dedicated network of independent coaches.

Driven to improve metabolic health through advanced science and comprehensive behavioral support, Medifast has introduced Metabolic Synchronization™, a breakthrough science that reverses metabolic dysfunction through a targeted reset. Research demonstrates the company’s comprehensive system activates strong and targeted fat burn to enhance metabolic health and body composition by reducing visceral fat, preserving lean mass and protecting muscle integrity.

Backed by more than 40 years of clinical heritage, Medifast continues to advance its mission of Lifelong Transformation, Making Healthy Lifestyle Second Nature®. For more information, visit Medifastinc.com.

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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent coaches; industry competition and new weight loss products, including weight loss medications such as GLP-1s, or services; Medifast’s health or advertising related claims by clients; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by coaches; effectiveness of the Company's strategic pivot towards metabolic health; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; competitors use of artificial intelligence to make their offer more competitive; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024

Revenue	$75,096	$119,003	$385,788	$602,463
Cost of sales	22,956	30,784	110,601	157,840
Gross profit	52,140	88,219	275,187	444,623

Selling, general, and administrative	59,943	87,510	289,400	441,745

Income (loss) from operations	(7,803)	709	(14,213)	2,878

Other income
Interest income	1,420	953	5,516	4,804
Other income (expense)	1	(387)	3,058	(3,895)
	1,421	566	8,574	909

Income (loss) from operations before income taxes	(6,382)	1,275	(5,639)	3,787

Provision for income taxes	11,737	475	13,033	1,696

Net income (loss)	$(18,119)	$800	$(18,672)	$2,091

Earnings (loss) per share - basic	$(1.65)	$0.07	$(1.70)	$0.19

Earnings (loss) per share - diluted	$(1.65)	$0.07	$(1.70)	$0.19

Weighted average shares outstanding
Basic	10,991	10,938	10,981	10,930
Diluted	10,991	10,983	10,981	10,963

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$89,303	$90,928
Inventories, net	20,228	42,421
Investments	77,970	71,416
Income taxes, prepaid	5,116	—
Prepaid expenses and other current assets	9,066	9,639
Total current assets	201,683	214,404

Property, plant and equipment - net of accumulated depreciation	31,230	37,527
Right-of-use assets	7,232	11,155
Other assets	7,828	9,667
Deferred tax assets, net	—	11,460

TOTAL ASSETS	$247,973	$284,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$38,359	$56,494
Income taxes payable	—	1,485
Current lease obligations	4,603	6,182
Total current liabilities	42,962	64,161

Lease obligations, net of current lease obligations	6,091	9,943
Total liabilities	49,053	74,104

Commitments

Stockholders' Equity
Common stock, par value 0.001 per share: 20,000 shares authorized;
10,991 and 10,938 issued and outstanding
at December 31, 2025 and December 31, 2024	11	11
Additional paid-in capital	40,406	33,136
Accumulated other comprehensive income	234	180
Retained earnings	158,269	176,782
Total stockholders' equity	198,920	210,109

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$247,973	$284,213